Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Michelle Swan

Borland Software Corporation

408-863-2962

Michelle.swan@borland.com

Investor Contact:

Erica Abrams

The Blueshirt Group for Borland

415-217-7722

Erica@blueshirtgroup.com

Borland Appoints Tod Nielsen as New President and CEO

Former Microsoft, BEA, Oracle Executive Brings Deep Domain Expertise

CUPERTINO, Calif., — November 8, 2005 — Borland Software Corporation (NASDAQ NM: BORL), the global leader in platform-independent solutions for Software Delivery Optimization, today announced it has appointed Tod Nielsen to the position of President and Chief Executive Officer, effective November 9, 2005. Mr. Nielsen will also join Borland’s Board of Directors. Mr. Nielsen, a seasoned executive with deep experience in solutions for software development, has held executive level positions at Microsoft Corporation, BEA Systems Inc., and Oracle Corporation.

Mr. Nielsen will be delivering the opening address today at Borland’s 16th annual Developer Conference, being held in San Francisco, CA. His opening remarks are scheduled for 9:00 am PST.

“Joining Borland at this time is a tremendous opportunity. As businesses become more dependent on their IT strategy to drive growth, the need for predictable, accountable, and repeatable software delivery is greater than ever before,” said Tod Nielsen, newly appointed Chief Executive Officer. “Software organizations are facing significant challenges in order to be more responsive to business needs, and I believe Borland is the right company to help address these challenges. This is a company with a rich history that is synonymous with application development, and has a strong vision for the future of software delivery. I am looking forward to working with the team at Borland to help our customers deliver increased business value from their software.”

“We are extremely pleased to have Tod Nielsen join as our new Chief Executive Officer,” said William K. Hooper, Chairman of the Board. “The board of directors was impressed with Mr. Nielsen’s deep experience in our target markets, his proven leadership in market leading software companies, and the passion he brings as an individual to the need for better software development.

We are confident that Borland, behind Mr. Nielsen’s leadership, will push forward in its pursuit of Software Delivery Optimization, and continue to drive customer success.”

Mr. Hooper went on to say: “The Board of Directors wishes to express its sincere thanks and appreciation to Scott Arnold, who served as the Company’s interim Chief Executive Officer since July 2005. We appreciate his capable leadership during the transition period, delivering improved Q3 results, and continuing to drive forward the company’s Software Delivery Optimization strategy. We are truly indebted to Scott for his commitment and hard work.”

Mr. Nielsen most recently served as Senior Vice President, Marketing and Global Sales Support for Oracle Corporation (NASDAQ NM: ORCL). His responsibilities included marketing support of the Server Technologies products including the Oracle Database and Oracle Fusion Middleware product lines.

Prior to Oracle, Mr. Nielsen was the Chief Marketing Officer and Executive Vice President of Engineering of BEA Systems (NASDAQ NM: BEAS), where he had overall responsibility for BEA’s worldwide marketing strategy and operations, as well as all research and development operations. During his tenure, he rebuilt the marketing organization, provided the leadership that repositioned BEA as a leading infrastructure platform vendor, drove engineering investments, and actively engaged with customers and employees to drive change and performance throughout the organization. Mr. Nielsen joined BEA after the acquisition of his private company, Crossgain Inc., where he served as its Chief Executive Officer.

Mr. Nielsen also spent twelve years with Microsoft Corporation (NASDAQ NM: MSFT) in various roles, including General Manager of Database and Developer Tools, Vice President of Developer Tools, and at the time of his departure, Vice President of Microsoft’s Platform Group. Throughout his tenure with Microsoft, he worked on many parts of the business, with an emphasis on infrastructure and developer oriented technologies. His experience included establishing strategies and leadership for large divisions/organizations, product definition and development, and working closely with independent software developers and customers to support and adopt Microsoft technologies.

About Borland

Founded in 1983, Borland Software Corporation (NASDAQ: BORL) is the global leader in Software Delivery Optimization. The company provides the software and services that align the people, processes and technology required to maximize the business value of software. To learn more about delivering quality software, on time and within budget, visit: http://www.borland.com.

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